Exhibit 10.2

AMENDMENT NO. 1 TO
EXECUTIVE EMPLOYMENT AGREEMENT

                         THIS AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made effective for all purposes and in all respects as of the 1st day of October, 2002, by and between InforMax, Inc. (“Employer”) and Andrew P. Whiteley (“Executive”).

                         WHEREAS, Employer and Executive entered into an Employment Agreement dated as of March 13, 2002, employing Executive as President and Chief Executive Officer (the “Employment Agreement”); and

                         WHEREAS, Employer and Executive desire to modify the terms of the Executive’s post-employment obligations;

                         WHEREAS, Employer and Executive desire to set forth in writing the terms and conditions of this agreement and understanding.

                         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained herein, Employer and Executive (sometimes hereafter referred to as the “Parties”), intending to be legally bound, hereby agree as follows.

                         1.         The Parties agree that Section 7 of the Employment Agreement, captioned “Post-Employment Obligations,” shall be amended by replacing Section 7 of the Employment Agreement in its entirety and replacing it with the following such that Section 7 shall state:

"Post-Employment Obligations. Executive agrees that the following obligations are reasonable and necessary to protect Employer’s business. Executive further acknowledges that these obligations do not restrict Executive’s ability to be gainfully employed, that Employer’s business is international in scope, and that any geographic boundary, scope of prohibited activities, and time duration in these obligations are reasonable in nature and no broader than are necessary to protect Employer’s legitimate business interests. In consideration for Executive’s employment as chief executive officer and president, and for Employer’s other promises herein, Executive agrees that, for the term of this Agreement and for a period of twelve (12) months following the termination of employment, except with the express written consent of the Employer’s Board of Directors, Executive shall not directly or indirectly:

(a) solicit “Business” (as defined below) from or contract or conduct Business (other than on behalf of Employer) with (i) any person or entity which was a customer of Employer as of, or within one year prior to,

Executive’s last day of employment, or (ii) any prospective customer which Employer was soliciting as of, or within one year prior to, his last day of employment. “Business” shall mean those products and services that Employer is engaged in or is actively developing on the date of Executive’s termination of employment;

(b) knowingly interfere or attempt to interfere with or cause or attempt to cause the termination of any transaction or relationship in which Employer was involved or contemplating during Executive’s employment, including but not limited to relationships with Employer’s customers and prospective customers, contractors, vendors, service providers and suppliers;

(c) hire, solicit or recruit any of Employer’s employees, or any individuals who were employed by Employer within six (6) months of Executive’s last day of employment; or

(d) be employed by, consult for, be an officer or director of, be a shareholder or owner of (except if as a shareholder or owner of less than 2% of a publicly traded company), or assist, engage in, or promote any business or contemplated business that is competitive with Employer’s Business, as defined above. Notwithstanding the foregoing, provided that Executive’s doing so does not breach his confidentiality obligations unto Employer, Executive may serve in such a capacity for a business competitive with Employer as long as Executive serves in a group or division of that business that is not directly competitive with Employer’s Business, as defined above.

The Parties agree that if a court of competent jurisdiction or other enforcement body finds that any term of this Section 7 is for any reason excessively broad in scope or duration or for other reasons finds that a term may not be enforced as written, such term shall be construed in a manner to enable it to be enforced to the maximum extent possible. The Parties further agree that a court of competent jurisdiction or other enforcement body may modify, delete, blue-pencil, or revise any term of this Section 7 and then enforce this Section 7 as modified.”

               2.         This Agreement and the Employment Agreement amended hereby constitute the entire agreement between the Parties relating to its subject matter and supersedes all prior agreements, negotiations, and understandings, whether written or oral. Unless specifically modified herein, all terms and conditions of the Employment Agreement and any other employment related agreements shall remain in full force and effect and you agree that you will continue to be bound by such agreements.

               3.         Amendment. This Agreement may be amended or modified only by a written instrument executed by the Executive and an officer or director of the Employer.

               4.         Governing Law; Jurisdiction. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland, without regard to the conflicts-of-law rules thereof. Executive agrees and submits to the exclusive jurisdiction of any court in the State of Maryland where there is proper venue or any federal court sitting in Maryland, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein, and agrees that all claims in respect of any such action or proceeding shall be heard or determined in such Maryland or Federal Court.

               5.         Counterparts; Facsimile Transmission. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Signatures transmitted by facsimile shall be binding as evidence of each party’s agreement to be bound the terms of this Agreement.

               IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement effective for all purposes and in all respects as of October 1, 2002.

ANDREW P. WHITELEY	INFORMAX, INC. 7600 Wisconsin Avenue Bethesda, MD 20814

/S/ Andrew P. Whiteley Andrew P. Whiteley	/S/ John M. Green By: John M. Green Chief Financial Officer and Chief Operating Officer

Date: October 1, 2002	Date: October 1, 2002

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